R                             Confidential
Exhibit 10(a)102

Date:        March 19, 2015

To:        [Name]

From:        Jennifer Raeder

Subject:	2015-2017 Performance Unit Agreement (“Agreement”) - Under the 2011 Equity Ownership and Long Term Cash Incentive Plan of Entergy Corporation and Subsidiaries

I am pleased to inform you on behalf of Entergy Corporation (the “Company”) that pursuant to the 2011 Equity Ownership and Long Term Cash Incentive Plan of Entergy Corporation and Subsidiaries (the “Plan”), you are eligible to participate at a Target level (as defined below) of __ performance units (the “Target Performance Units”) for the performance period commencing January 1, 2015 and ending December 31, 2017 (the “Performance Period”), subject to the terms of the Plan and the following terms and conditions:

1.     Effective Date of Agreement: Unless you file a written objection in accordance with Section 8 below, this Agreement is effective the later of: (a) January 1, 2015, or (b) the first day of the first full month that begins on or following your employment commencement date with a System Company at a System Management Level (“ML”) rendering you eligible to participate in the Plan’s 2015-2017 Performance Unit Program (“2015-2017 LTIP”), or (c) the first day of the first full month that begins on or following your promotion to an ML rendering you eligible to participate in the 2015-2017 LTIP. Notwithstanding the foregoing and in addition to any other eligibility requirements set forth herein, to be eligible to participate in the 2015-2017 LTIP and, therefore, to be eligible for any Performance Units awarded pursuant to the 2015-2017 LTIP, the date set forth in Section 1(b) or (c) above, if applicable, must occur no later than January 1, 2017.

2.     Achievement Levels: The Personnel Committee of the Board of Directors (the “Committee”) shall determine the achievement level attained by the Company for the Performance Period (the “Achievement Level”). The Achievement Level shall be determined by comparing the Company’s “total shareholder return” for the Performance Period (“Company TSR”) to that of the peer group companies comprising the Philadelphia Electric Utilities Index (the “Peer Group”). For this purpose, subject to the terms of the Plan, “total shareholder return” includes the following:

•
the difference between the closing price of a share of the Company’s Common Stock (a) on the last trading day immediately prior to the first day of the Performance Period and (b) on the last day of the Performance Period and

•	the dividends received during the Performance Period.

The possible “Achievement Levels” for the Performance Period shall be as follows:

•	For bottom quartile performance (where Company TSR is in the bottom quartile of Peer Group

TSR), no payout is earned.

•
For third quartile performance (where Company TSR is in the third quartile of Peer Group TSR), payout is determined by interpolating between index median (100% Achievement Level) and the performance of the Peer Group company at the top of the fourth quartile, starting at 25% Achievement Level.

•
For second quartile performance (where Company TSR is in the second quartile of Peer Group TSR), payout is determined by interpolating between the performance of the Peer Group Company at the bottom of the top quartile (200% Achievement Level) and index median (100% Achievement Level).

•	For top quartile performance (where Company TSR is in the top quartile of Peer Group TSR), a maximum payout of 200% is earned.

3.    Performance Units Earned: The actual number of performance units awarded to you under this Agreement, if any (the “Performance Units”), shall be calculated by the Committee at the end of the Performance Period by multiplying the Target Performance Units by the percentage of the Company’s attained Achievement Level, determined as outlined above in each case subject to your remaining a full-time employee of a System Company for the remainder of the Performance Period and at your current ML.

Except as otherwise provided under the Plan or this Agreement, you must maintain your current ML and be a full-time employee of a System Company through the end of the Performance Period in order to earn the Performance Units. Except as provided below for an employee on an extended leave of absence bridge to retirement under an approved severance program under the Entergy System Severance Pay Plan No. 537 or the Entergy System Severance Pay Plan No. 538, if you are approved by your System Company employer for a leave of absence (whether paid or unpaid) for reasons other than Total Disability, you will continue to be treated as a full-time employee of a System Company while you are on such approved leave of absence for purposes of the Plan and this Agreement. Employees on an extended leave of absence bridge to retirement under an approved severance program offered pursuant to Entergy System Severance Pay Plan No. 537 or Entergy System Severance Pay Plan No. 538 shall not be considered under the Plan or this Agreement as full-time employees during the extended leave of absence bridge period, and their System Company employment shall be considered terminated for purposes of vesting in Awards under the Plan and this Agreement as of the commencement of their extended leave of absence bridge period.
If you have completed a minimum of twelve months of full-time employment at an eligible ML during the Performance Period and you Retire, you will be eligible for a prorated portion of the applicable Achievement Level of Performance Units, based on your full months of participation and your ML(s) during the Performance Period. If you become Totally Disabled or die during the Performance Period, you (or your Beneficiary or heirs) will be eligible for a prorated portion of the applicable Achievement Level of Performance Units, based on your full months of full-time employment prior to your Total Disability or death and your eligible ML(s) during the Performance Period.

Please also note that, while you are only required to either remain employed through the end of the Performance Period or meet the requirements for a pro-rated payout, you are not entitled to receipt of, and do not vest in, any Performance Units and/or any dividends that have accrued on those units unless and until the Personnel Committee has certified the Achievement Level after the close of the Performance Period.

If you remain at an eligible ML, but your ML changes during the Performance Period, the number of Target Performance Units set forth in this Agreement shall be adjusted to reflect the number of full months during the Performance Period for which you were eligible hereunder at each ML and the number of Performance Units, if any, awarded to you (a) if you are demoted to a new ML, will be prorated to reflect the number of full months you earned Performance Units at each ML and (b) if you are promoted to a new ML, will be adjusted to reflect an additional number of Target Performance Units that may be earned hereunder in respect of the period during which you are employed at your new ML, which additional number of Target Performance Units will be set forth in a notice delivered to you by the Company as soon as practicable following such promotion. If any change to a new ML is effective on a date other than the first day of a calendar month, the number of Performance Units, if any, awarded to you with respect to the transition month in accordance with this paragraph will be determined based on your prior ML.

If you are demoted below an eligible ML during the Performance Period, but remain employed on a regular full-time basis by a System Company for the duration of the Performance Period, the number of Performance Units, if any, awarded to you will be prorated to reflect only the number of full months you earned Performance Units at an eligible ML.

4.    Accelerated Vesting: Notwithstanding the foregoing provisions of Section 3 to the contrary: (a) in the event that during the Performance Period and within 24 months following a Change in Control event your System Company employment is terminated by a System Company without Cause or you terminate your System Company employment for Good Reason, you shall forfeit the Performance Units and instead shall be entitled to receive a single-sum severance payment pursuant to the Plan that is not based on any outstanding Performance Period, as set forth below. The severance payment will be calculated using the average annual number of performance units you would have been entitled to receive under the Plan at the target pay out level with respect to the two most recent Performance Periods that precede and do not include your date of termination of System Company employment. The severance payment shall be determined by dividing by two the sum of your annual target pay out levels (i.e., as if Target Achievement Level was obtained) with respect to such two most recent Performance Periods, as provided in Article XIII of the Plan; provided that if you did not participate in the  Plan for one or both of such Performance Periods, the severance payment will be calculated using for such Performance Period(s) the number of performance units you would have been entitled to receive under the Plan at the target pay out level for such Performance Period(s) as though you had participated in the Plan for such Performance Period(s) at your ML as of the time your System Company employment is terminated; or (b) if you are party to a written, executed agreement with a System Company, such agreement may provide that, upon the occurrence of a qualifying termination following a change in control event, you shall be deemed to have forfeited the Performance Units and will be entitled instead to receive a single-sum severance payment that is not based on any outstanding Performance Period and that is calculated at a level specified in such written, executed agreement, which provisions shall govern your rights regarding performance units. Notwithstanding anything herein to the contrary, the time and form of any severance payment to which you may be entitled pursuant to this Section 4 are subject to the requirements and limitations set forth in Section 13 of the Plan.
5.    Dividend Equivalents: If you are awarded Performance Units pursuant to this Agreement, you will also be awarded the dividend equivalents attributable to such awarded Performance Units to the extent that dividends were paid during the time you were a Participant at the ML necessary to earn such Performance Units (“Dividend Equivalents”). The Dividend Equivalents with respect to each awarded Performance Unit will be equal to only the dividends paid with respect to a share of Common Stock for the period of your participation in the Plan at an eligible ML during the Performance Period.

6.    Settlement of Performance Units and Dividend Equivalents:

(a) As soon as reasonably practicable following the date on which the Committee determines the number of Performance Units, if any, to be awarded to you under this Agreement and no later than March 15th following the end of the calendar year in which the Performance Units are no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A, the Company shall issue to you, after withholding all applicable federal, state and local tax amounts required to be withheld in connection with such payment: (i) one share of Common Stock for each Performance Unit that vested on the last trading date of the Performance Period, and (ii) an additional number of shares of Common Stock determined by dividing the total Dividend Equivalents with respect to such awarded Performance Units by the closing share price of Common Stock on the last trading date of the Performance Period.

(b) Shares of Common Stock (including any Dividend Equivalents that are settled in Common Stock) shall be credited by Wells Fargo to a separate book entry account in your name, and such vested shares shall be free of all restrictions except any that may be imposed by law. Upon the crediting of vested Common Stock to a book entry account, you may treat the Common Stock in the same manner as all other Common Stock owned by you, subject to the provisions of Section 6(c) below. All ML 1-4 Participants are considered Restricted Employees under Entergy’s Insider Trading Policy and, as such, may trade in Entergy Corporation securities only during an open window period (and only if not in possession of material, non-public information). Currently, window periods begin on the second business day after the quarterly earnings release and run through the last business day of the second month of the current quarter. In addition, the Insider Trading Policy requires that you pre-clear all transactions involving Entergy securities with Entergy Corporation’s Office of the General Counsel. The customer service number for Wells Fargo Shareholder Services is 1-855-854-1360.

(c) Common Stock Ownership Guidelines. All ML 1-4 Participants must maintain the applicable Target Stock Ownership Level in the chart below, which is expressed as a multiple of your base salary and depends on your ML.

System Management Level	Common Stock Ownership Target Levels
ML 1	6 times base salary
ML 2	3 times base salary
ML 3	2 times base salary
ML 4	1 times base salary

These ownership multiples may be satisfied through any shares of Common Stock held by the ML 1-4 Participant, including those shares earned during this Performance Period, all Restricted Shares, shares held in tax-qualified 401(k) plans, etc. You must continue to retain the book entry shares issued to you pursuant to this Agreement until the earlier of (a) achieving and maintaining your multiple of base salary ownership threshold, or (b) your termination of full-time employment within the Entergy System. Once you have achieved and maintain your multiple of base salary ownership threshold, you are no longer bound to hold the shares earned during this Performance Period in book entry. However, you are still subject to the trading restrictions and pre-clearance requirements in transacting in these shares described in Subsection 6(b) of this Agreement.

(d) Withholding Taxes. Your System Company employer shall have the right to require you to remit to it, or to withhold from other amounts payable to you, an amount sufficient to satisfy all federal, state and local tax withholding requirements. The Company may use the “net shares method” to satisfy any tax withholding obligation, which means the Company may reduce the number of earned shares otherwise payable to you by the amount necessary to cover such obligation. Depending upon the state or states in which you reside or have resided, or perform or have performed services, in the current, prior and future tax years, you may be subject to state income tax in one or more states or jurisdictions. You should consult your personal tax advisor to determine the states or jurisdictions in which you owe income tax and/or are required to file an individual income tax return, based on your particular circumstances. The Company shall have no liability to you for your individual income tax liability, for withholding or failing to withhold taxes, or for remitting or failing to remit taxes with respect to your income.

(e) No Fractional Shares. Any fractional share to be distributed shall be settled in cash and applied to satisfy tax withholding requirements. The Company will not pay out any fractional shares.

7.    Termination of Performance Units: Except as otherwise provided herein or in the Plan, the Performance Units (and any Dividend Equivalents) shall terminate and be forfeited on the date on which your full-time System employment terminates.

8.    Objection to Performance Units: If for any reason you do not wish to be eligible for the Performance Units that may be granted pursuant to this Agreement, you must file a written objection with HR Employee Services on or before April 15, 2015. If you do not file a written objection with HR Employee Services by such date, you shall be deemed to have accepted this Agreement as of the applicable effective date set forth in Section 1 above, subject to all terms and conditions.

9.    Performance Units Nontransferable: Target Performance Units and Performance Units awarded pursuant to this Agreement may not be sold, exchanged, pledged, transferred, assigned, or otherwise encumbered, hypothecated or disposed of by you (or your beneficiary) other than by will or laws of descent and distribution or pursuant to a qualified domestic relations order (as defined by the Code).

10.    Entergy Policies:

(a) Hedging Policy. Pursuant to the Entergy Corporation Policy Relating to Hedging, as adopted by the Company’s Board of Directors at its meeting held on December 3, 2010 and as in effect on the date hereof, officers, directors and employees are prohibited from entering into hedging or monetization transactions involving Common Stock so they continue to own Common Stock with the full risks and rewards of ownership, thereby ensuring continued alignment of their objectives with the Company’s other shareholders. Participation in any hedging transaction with respect to Common Stock (including Performance Units) is prohibited.

(b) Recoupment Policy; Payment in Error. Pursuant to the Entergy Corporation Policy Relating to Recoupment of Certain Compensation, as adopted by the Company’s Board of Directors at its meeting held on December 3, 2010 and as in effect on the date hereof, the Company is allowed to seek reimbursement of certain incentive compensation (including Performance Units) from “executive officers” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, if the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws (other than corrections resulting from changes to accounting standards) or if there is a material miscalculation of a performance measure relative to incentive compensation, regardless of the requirement to restate the financial statements; or if the Board of Directors determines that an executive officer engaged in fraud resulting in either a restatement of the Company’s financial statements or a material miscalculation of a performance measure relative to incentive compensation whether or not the financial statements were restated.  To the maximum extent permitted by applicable law, in the event that a payment is made to you (whether in cash, stock or other property) in error that exceeds the amount to which you are entitled pursuant to the terms of this Agreement or the Plan (such excess amount, an “Excess Payment”), you will repay to the Company, and the Company shall have the right to recoup from you such Excess Payment by notifying you in writing of the nature and amount of such Excess Payment together with (i) demand for direct repayment to the Company by you in the amount of such Excess Payment or (ii) reduction of any amount(s) owed to you by the Company or any other System Company by the amount of the Excess Payment.

11.    Governing Law: This Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.

12.    Incorporation of Plan: The Plan is hereby incorporated by reference and made a part hereof, and the Performance Units, Dividend Equivalents and this Agreement shall be subject to all terms and conditions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. Any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Plan. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall be deemed binding, and this Agreement shall be deemed to be modified accordingly, unless the Plan allows for such modification of the Plan’s terms by this Agreement.

13.    Amendments: This Agreement may be amended or modified at any time only by an instrument in writing signed by the parties hereto. The Plan may be amended, modified or terminated only in accordance with its terms.

14.    Rights as a Shareholder: Neither you nor any of your successors in interest shall have any rights as a stockholder of the Company with respect to any Performance Unit or Dividend Equivalents.

15.    Agreement Not a Contract of Employment: Neither the Plan, the granting of the Performance Units and/or Dividend Equivalents, this Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that you have a right to continue as an employee of any System Company for any period of time or at any specific rate of compensation.

16.    Authority of the Committee: The Committee shall have full authority to interpret and construe the terms of the Plan and this Agreement. The determination of the Committee as to any such matter of interpretation or construction shall be final, binding and conclusive.

17.    Definitions. For purposes of this Agreement:

(a)“Beneficiary” shall mean the person or persons designated by you, according to the rules and procedures as may be in effect from time to time, to whom ownership of all vested Performance Units owned by you shall devolve and be transferred in the event of your death.

(b)“Retire” and “Retirement” shall mean (i) you separate from service with all System Companies and at the time you separate from service you are eligible to retire and commence retirement benefits under a Company-sponsored qualified final average pay defined benefit pension plan, or (ii) if you are not a participant in a System-company qualified final average pay defined benefit pension plan, you separate from service with all System Companies on or after age 65 or after attaining age 55 and with ten (10) or more years of service with System Companies that is considered vesting service under the System-company  qualified defined benefit pension plan in which you actively participate or, if none, the System-company qualified defined contribution pension plan in which you actively participate at the time you separate from service.

/s/ Jennifer Raeder